Exhibit (a)(5)(G)

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Elif McDonald

905-695-7607

elif.mcdonald@valeant.com

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. COMPLETES

TENDER OFFER FOR SYNERGETICS USA, INC.

Laval, Quebec, October 15, 2015 - Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) (“Valeant”) today announced the expiration of the tender offer (the “Offer”) by a subsidiary of Valeant Pharmaceuticals International (“VPI”) to purchase all of the outstanding shares of Synergetics USA, Inc. (NASDAQ: SURG) (“Synergetics”), at a price per share of $6.50, net to the holder in cash (less any applicable withholding taxes and without interest), plus one contractual contingent value right (“CVR”) per share, which represents the right to receive up to two contingent payments, if any, of up to $1.00 in the aggregate net to the holder in cash (less any applicable withholding taxes and without interest) upon the achievement of certain specified milestones.

The Offer expired at 11:59 p.m. New York City time, on October 14, 2015. American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, has advised that, as of the expiration of the Offer, a total of 18,271,479 shares had been tendered into and not withdrawn from the Offer, representing approximately 72.1% of Synergetics’ outstanding shares. Additionally, the depositary has advised that an additional 2,978,556 shares had been tendered by notice of guaranteed delivery, representing approximately 11.8% of Synergetics’ outstanding shares. The condition to the Offer that at least a majority of the outstanding shares of Synergetics common stock (on a fully diluted basis), not including shares tendered pursuant to procedures for guaranteed delivery and not yet delivered, be validly tendered and not properly withdrawn prior to the expiration of the Offer has been satisfied. Accordingly, all shares that were validly tendered and not properly withdrawn were accepted for payment and Valeant will promptly pay for all such tendered shares in accordance with the terms of the Offer. As a result of the tenders, Valeant will own a majority of the outstanding Synergetics shares (on a fully diluted basis), not including shares tendered pursuant to procedures for guaranteed delivery and not yet delivered, and expects to complete today the acquisition of Synergetics through a merger without a vote of Synergetics stockholders pursuant to Section 251(h) of the Delaware General Corporation Law.

As a result of the merger, Synergetics will become a wholly owned subsidiary of VPI. In the merger, each remaining share of Synergetics that was not validly tendered in the Offer will be cancelled and converted into the right to receive the same price per share of $6.50 in cash (less any applicable withholding taxes and without interest) and one CVR, each without interest and less any applicable withholding taxes that was paid in the Offer. Following completion of the merger, the common stock of Synergetics will no longer be listed for trading on the NASDAQ Capital Market, which is expected to take effect as of the close of the market today.

About Valeant Pharmaceuticals International, Inc.

Valeant is a multinational, specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products and medical devices primarily in the areas of dermatology, gastrointestinal disorder, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward Looking Statements

This press release may contain forward-looking statements, including, but not limited to, the consummation of the acquisition of Synergetics. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

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